MEMORANDUM OF ASSOCIATION

(consolidated version in effect as from the effective date of the transfer of a part of the participation interest of MEDIA INVEST, spol. s r.o. in MARKÍZA-SLOVAKIA, spol. s r.o. representing 34 per cent of Markiza-Slovakia, spol. s r.o.'s capital registered to CME Media Enterprises, B.V., as approved at the general meeting of MARKIZA-SLOVAKIA, spol. s r.o. on 18th January, 2002)

between

MARKIZA-SLOVAKIA, spol. s r. o.

a company established and existing pursuant to the law of the Slovak Republic, with its registered office at BlatnE 334, 900 82 Bratislava, Slovak Republic, Identification Number: 31 444 873, ("MarkIza")

and

CME Media Enterprises B. V.

a company established and existing pursuant to the law of the Netherlands, with its registered office at Hoogoorddreef 9, 1101BA Amsterdam Zuidoost , The Netherlands, ("CME")

All parties referred to as the "Participants"

The Participants have entered into this agreement on the change to the Memorandum of Association pursuant to the decision of the general meeting of the company Slovenska televizna spolocnost, s.r.o. with registered office at Blatne 18, 900 82, Reg. No. 34 128 611.

1. ESTABLISHMENT OF THE COMPANY

2. NAME OF THE COMPANY

3. REGISTERED OFFICE OF THE COMPANY

4. TERM OF FOUNDING

4.A DISTRIBUTION OF THE PROFIT

5. BUSINESS OBJECTS

6. REGISTERED CAPITAL

6A. FURTHER CAPITAL CONTRIBUTIONS

7. ARTICLES OF ASSOCIATION

8. OBLIGATIONS OF THE PARTICIPANTS IN THE COMPANY

9. GENERAL MEETING

10. EXECUTIVES

11. BOARD OF REPRESENTATIVES

12. SALE OF PARTICIPATION INTERESTS AND RELATION OF ASSIGNEES

13. LIQUIDATION

14. RESERVE FUND

15. REPRESENTATIONS OF MARKÍZA

16. REPRESENTATIONS OF CME

17. ADMINISTRATION OF CONTRIBUTIONS (VKLAD)

18. NOTICES

19. GOVERNING LAW

20. PREVAILING LANGUAGE

21. COMMON AND FINAL PROVISIONS

1. ESTABLISHMENT OF THE COMPANY

The company Slovenska televizna spolocnost, s.r.o. with registered office at Blatne 18, 900 82, Reg. No. 34 128 611 (the "Company") has been established by the Memorandum of Association dated 28th September, 1995 in accordance with section 24 (1), sections from 56 to 75 and section 105 and following of the Slovak Commercial Code (Act No. 513/1991 Coll. as amended)

In relation with the agreement entered into on 18th January, 2002 between MEDIA INVEST, spol. s r.o. and CME on the transfer of a part of the participation interest of 34 per cent in Markiza to CME, the general meeting of the Company decided on 18th January, 2002 on the modification of the Memorandum of Association approving the full version of the Memorandum of Association which is to replace the existing Memorandum of Association dated 3rd May, 2001 as previously amended and modified and to take effect as from the effective date of the transfer of a part of the participation interest of 34 per cent held by MEDIA INVEST, spol. s r.o. in Markiza to CME, as approved in the general meeting of MARKÍZA-SLOVAKIA, spol. s r.o. on 18th January, 2002.

2. NAME OF THE COMPANY

The business name of the Company shall be Slovenska televizna spolocnost, s. r. o. ("STS").

3. REGISTERED OFFICE OF THE COMPANY

The registered office of the Company shall be 900 82 Blatne No. 18, the Slovak Republic.

4. TERM OF FOUNDING

The Company is established for an indefinite period. The first business year shall commence upon the registration of the Company into the Commercial Register and end on the following December 31. Thereafter the business year shall be the calendar year.

4A. DISTRIBUTION OF THE PROFIT

4.1 The profit sharing mechanism between the Participants in relation to the distribution of the Company's net profit (if any and if duly approved for distribution among the Participants) ("Net Profit") are set out in this Article 4.1 and Article 4.2.

4.1.1 Profit sharing mechanism prior to Registration Date

Prior to the Registration Date (as defined in Article 4.1.2), the Net Profit shall be distributed as follows:

(a) CME shall receive 95 per cent. of the Net Profit; and

(b) Markiza shall receive 5 per cent. of the Net Profit.

4.1.2 Profit sharing mechanism from Registration Date

With effect from the date on which CME is registered in the Commercial Register as the owner of the 34% participation interest in Markiza (the "Registration Date") and until the profit sharing mechanism is altered in accordance with Article 4.2, the Net Profit shall be distributed as follows:

(a) CME shall receive 70 per cent. of the Net Profit; and

(b) Markiza shall receive 30 per cent. of the Net Profit.

4.1.3. Profit sharing in the Registration Year

Pursuant to Articles 4.1.1 and 4.1.2, the Net Profit achieved in the calendar year in which CME is registered as the owner of the 34% participation interest in Markíza (the "Registration Year") and designated for distribution among the Participants, shall be distributed as follows:

(a) the proportional part of such Net Profit achieved from 1st January of the Registration Year to the day preceding the Registration Date shall be distributed among the Participants as follows: Markíza shall receive 5 per cent. and CME 95 per cent. of such part of the Net Profit;

(b) the proportional part of such Net Profit achieved from the Registration Date to 31st December of the Registration Year (subject to any Further CME Investments and corresponding adjustments to the profit sharing mechanism pursuant to Article 4.2) shall be distributed among the Participants as follows: Markíza shall receive 30 per cent and CME 70 per cent of such part of the Net Profit.

4.2 Adjustment to profit sharing mechanism on Further CME Investment (as defined below)

The profit sharing mechanism shall be adjusted each time CME makes a Further CME Investment, such adjustment to take effect from the earlier of the registration date of the relevant increase of the registered capital of the Company in the Commercial Register reflecting the Further CME Investment and day of the full payment of the Further CME Investment Amount (as defined below) (the "Adjustment Date"), so that:

(a) the then current share of Markíza in the Net Profit (expressed as a percentage of the total Net Profit designed for distribution) shall be reduced by the Additional Share; and

(b) the then current share of CME in the Net Profit (expressed as a percentage of the total Net Profit designed for distribution) shall be increased by the Additional Share.

Adjustments to the profit sharing mechanism shall be applied as set out in Article 4.2.3.

4.2.1. For the purposes of this Article 4.2, CME makes a further investment in the registered capital of the Company ("Further CME Investment") if:

(a) the registered capital of the Company is increased by new contributions of either or both of the existing Participants, (i.e. CME and/or Markíza); and

(b) CME assumes a commitment to make a contribution for the purpose of increasing the registered capital of the Company and:

(i) CME's commitment is to contribute a sum higher than the sum Markíza has committed to contribute; or

(ii) Markíza makes no commitment to make any contribution,

(the amount by which CME's contribution commitment exceeds Markíza's contribution commitment being hereinafter referred to as the "Further CME Investment Amount"); and

(c) notwithstanding Article 4.2.1(b), the amount of the Participation Interests and the ratio of the voting rights as between Markíza and CME remain unaffected and no other change is effected as a result of which the legal position of CME in the Company becomes more beneficial compared to the legal position of Markíza.

      For the purposes of this Article 4.2, the Additional Share shall be:
A	=	B	x	3
V

where:

A = CME's additional share in the Net Profit, (to be expressed as a percentage of the total Net Profit designed for distribution) (the "Additional Share")

B = the Further CME Investment Amount

V = equivalent of USD 1,000,000 (one million U.S. Dollars) converted in to Slovak Crowns at the exchange rate announced by the National Bank of Slovakia on the Adjustment Date.

4.2.3 Application of profit sharing mechanism

Subject to Article 4.1.3, in any given calendar year, the parties shall calculate the distribution of the Net Profit generated in such calendar year as follows:

(a) in relation to the period from 1st January until the earlier of 31st December and the day preceding the Adjustment Date (if any), the proportional part of the Net Profit generated during such period shall be distributed among the Participants according to the previous profit sharing mechanism; and

(b) in relation to the period from the Adjustment Date until the earlier of 31st December and the day preceding any subsequent Adjustment Date (if any), the proportional part of the Net Profit generated during such period shall be distributed among the Participants according to the adjusted profit sharing mechanism calculated in accordance with this Article 4.2.

5. BUSINESS ACTIVITIES

The business objects of the Company shall be:

  carrying out the business of developing an independent private television station in the field of programming, organizing and technically securing the preparation of television broadcasting. The Company will produce full scale television programming broadcast by Markiza under the license granted to Markiza through Slovak Telecommunications on the territory of the Slovak Republic by technological means known or yet to be known independently and free from the influence of any political or special interest group and in accordance with the terms of this Memorandum of Association and the license granted to Markiza;
  advertising and mediation activities;
  purchase and sale in the range of free business;
  publishing books, book binding and final working;
  preparation of prints and printing samples;
  design and manufacturing of posters;
  publishing newspapers;
  publishing magazines and other periodicals;
  publishing of sound recordings;
  mimeographing sound - picture recordings;
  mimeographing sound recordings;
  mimeographing picture recordings;
  production, rental and distribution of video recordings;
  organizing promotional competitions for the marketing of products;
  publishing artistic performances with the permission of the author;
  textile production;
  real estate agent activities;
  research of public opinion;
  activities of a news press agency;
  technical and organization securing of exhibitions
  provision of telecommunication service AUDIOTEX.

6. REGISTERED CAPITAL

1. The Registered Capital of the Company shall be 200,000 Slovak Crowns (in words: two hundred thousand crowns). The increase of the Company's Registered Capital shall be effected by cash contributions of the Participants.

2. The Participants contribute to the Company the following, by way of forming registered capital in exchange for their designated Contribution and Participation Interests in the Company:

Markiza-Slovakia, spol. s r. o.:	Contribution SKK 102,000;
51% Participation Interest;

CME Media Enterprises:	Contribution SKK 98,000;
49% Participation Interest;

3.

(1) CME shall bear all initial costs and expenses which are incurred prior to the Registration of the Company in the Commercial Register.

(2) Upon the establishment of the Company, the Participants shall pay their contributions, representing the Participant's paid-up contributions as of the establishment of the Company, as follows:

Markiza	Contribution SKK 51,000
CME	Contribution SKK 49,000

prior to submission of the petition for registration of the Company in the Commercial Register.

6A. FURTHER CAPITAL CONTRIBUTIONS

1. In the event that the Participants resolve in the General Meeting to increase the registered capital of the Company, CME shall contribute an amount equal to the capital increase and the Participants shall continue to have their Participation Interests and Contribution in the Company unchanged. Increases in the registered capital shall affect the distribution of profits in accordance with Article 10.1(1) of the Articles of Association.

2. In the event that the Participants pass a resolution for the increase of the registered capital of the Company, the Executives shall submit a petition to the Commercial Court requesting that such increase be recorded in the Commercial Register. Such petition shall record an increase in the a Contribution of Markiza and CME such that Markiza maintains a Contribution equal to 51% of the registered capital of the Company and CME maintains Contribution equal to 49% of the registered capital of the Company after such increase of registered capital.

7. ARTICLES OF ASSOCIATION

1. The Participants shall hereby approve and adopt the Company's Articles of Association (referred to as "Stanovy" in Slovak) in the form attached to this Memorandum of Association (the "Articles").

2. The Company shall be governed and organized in accordance with the Articles and this Memorandum of Association (both as amended).

8. OBLIGATIONS OF THE PARTICIPANTS IN THE COMPANY

1. Once the Company is incorporated into the Companies Registry:

(i) The Participants shall be present in person or by proxy and shall exercise all of their respective voting rights at General Meetings of Participants of the Company in such manner as to give effect to the provisions of this Memorandum of Association.

(ii) The Participants shall cause members of both the Board of Representatives (as defined below) and Senior Management (as defined below) nominated and elected by them to vote and act at all meetings of such bodies in such manner as to give effect to the provisions of this Memorandum of Association.

2. If at any time any provisions of this Memorandum of Association or the Articles are held to be invalid pursuant to a decision of a Court of competent jurisdiction or such a Court does not give effect to such Articles then the Participants shall exercise their rights to obtain, to the extent permitted by law, realization such give action as will effect to such Articles of Association.

3. If any provision of the Articles is at any time in conflict with any of the provisions of this Memorandum, the provisions of this Memorandum shall prevail and the Participants shall exercise all voting and other rights and powers available to them as Participants and otherwise to give effect to the provisions of this Memorandum and shall further, if necessary, procure any required amendment of the Articles. Without limiting the generality of the foregoing, the Participants shall take all actions necessary to cause the Articles to be at all times consistent with, and to give full effect to, the provisions of this Memorandum and shall exercise their voting and take all other reasonable measures to cause such amendment to be filed with and approved by the appropriate governmental authority as soon as practicable following the date of this Memorandum.

4. If any provisions of this Memorandum of Association is held to be unenforceable for any reason, it shall be revised rather than voided, if possible, in order to achieve the intent of the Participants to this Memorandum of Association to the greatest extent possible. In any event, the invalidity or unenforcability of any provision of this Memorandum of Association in any jurisdiction shall not affect the validity or enforceability of the remainder of this Memorandum of Association in that jurisdiction or the validity or enforceability of this Memorandum of Association elsewhere.

9. GENERAL MEETING

The General Meeting of Participants is the supreme body of the Company.

1. The first General Meeting of the Company's Participants shall be held no later than 14 days after registration of the Company in the Commercial Register and shall be convened and held in accordance with the Articles.

2. At the first General Meeting the Participants shall appoint their representatives to the Board of Representatives in accordance with the Articles of Association.

3. At the first General Meeting the Participants shall confirm the appointment of the Executives as set out in Paragraph 10 below.

4. The General Meeting may delegate its rights and duties to the Board of Representatives subject to the binding provisions of the applicable laws of the Slovak Republic.

5. The General Meeting shall constitute a quorum if attended by those Participants holding together at least 67% of all votes. A resolution of the General Meeting shall be adopted if the shareholders holding together at least 67% of all the votes held by the Participants vote for the Resolution.

6. The General Meeting shall be exclusively authorised:

(a) to approve (and adapt) actions of the founders prior to the incorporation of the Company;

(b) to approve regular, extraordinary or consolidated financial statements;

(c) to decide upon the distribution of profits and payment of losses of the Company;

(d) to amend the Articles;

(e) to amend the Memorandum of Association;

(f) to decide on the increase or the reduction of the Registered Capital of the Company and to decide on contributions in kind;

(g) to exclude a Participant from the Company and to decide on the filing of a motion according to Section 149 of the Commercial Code;

(h) to elect and recall executives of the Company;

(i) to decide on the winding-up, amalgamation, merger and split-off of the Company as well as on the change of its legal form;

(j) to decide on other matters entrusted to the exclusive authority of the General Meeting by law, the Memorandum of Association or the Articles.

7. The General Meeting may reserve the right to decide on the matters otherwise falling under the authority of the Company's other bodies.

8. Any Participant may exercise its rights at the General Meeting either in person or through an authorised representative. In order to represent a Participant at the General Meeting the representative shall be authorised on the basis of the power of attorney and the signature of the Participant who will be represented at the General Meeting must be officially verified. Such power of attorney enables the representative to act as the Chairman of the General Meeting where the Participant would have been so entitled. If the Participant who gave the power of attorney to his representative attends the General Meeting and the name of this Participant is included in the list of the Participants the given power of attorney shall automatically become invalid.

9. The General Meeting shall be convened by the executives of the Company at least once a year, so that it is held on or before 30th June.

10. The executives of the Company shall be obliged to convene the General Meeting upon request of the Participant whose contribution amounts to at least 10 % of the registered capital. If the executive fails to convene the General Meeting so that it is held within one month of the day when he was asked to do so by the above mentioned Participants these Participants are entitled to convene the General Meeting themselves.

11. The place, the date, the hour and the agenda of the General Meeting shall be announced to the Participants at least 21 days in advance of the General Meeting in the invitation to the General Meeting. The General Meeting may be convened in a manner different from the above stated manner or without keeping the stipulated term if all the Participants give their agreement to do so.

10. EXECUTIVES

1. The executives are the statutory body of the Company and shall be elected as set forth in the Articles.

2. The first executives of the Company are hereby appointed by the Participants as follows:

Mr. Pavol Rusko, residing at Ludovita Fullu 10, Bratislava (birth number: 630820/1141), as General Director;

Jeffrey Silverberg residing at Broskynova 10, Bratislava (birth number: 631006/0000) as Financial Director

3. The Company has two Executives. The Executives act for the Company by both Executives acting or signing jointly.

4. In the event that the provisions of the Articles impose any restrictions upon the executives' powers, such provisions shall be deemed pursuant to Section 133 paragraph 3 of the Slovak Commercial Code as restrictions imposed under the Memorandum of Association, whereas the relevant provisions of the Articles, including but not limited to articles 6.7, 6.8., 7.4. and 7.5. of the Articles shall be fully incorporated into the Memorandum of Association (as clauses 10(4), (5), (6) and (7)).

11. BOARD OF REPRESENTATIVES

1. The members of the Board of Representatives shall be elected and recalled in a manner defined in the Articles. Any physical person may become a member of the Board of Representatives including executives of the Company and executives of the Participants.

12. SALE OF PARTICIPATION INTERESTS AND RELATION OF ASSIGNEES

1.

(1) The Participants shall not transfer, sell, assign, pledge, create an option over, mortgage, hypothecate or enter into any agreement which contemplates such or otherwise disposes of, or charges, creates or permits to be created any pledge or security over their respective Participation Interest except for cases specified in this Memorandum of Association.

(2) A Participant shall not transfer its Participation Interest to third parties, including Affiliates without the consent of the other Participants (such consent shall not be unreasonably be withheld).

2. This Memorandum of Association shall be binding upon the successor and permitted assignees of the respective Participants hereunder.

For this purpose the Participants and any subsequent assignees shall:

(i) disclose the terms of this Memorandum of Association to any potential bona fide transferee or recipient of the Participation Interest subject to undertakings as to the continued confidentiality of the terms;

(ii) make as a written condition to any transfer of a Participation Interest the terms of this Memorandum of Association (such as to incorporate these terms into any Memorandum of Association for the transfer of such Participation Interest) and secure a written undertaking from the transferee to comply with such conditions.

3. All of the provisions of this Memorandum of Association shall apply to all Participation Interests in the Company now owned or which may be created or transferred hereafter to the Participants, as a result of any additional issuance, purchase, exchange or reclassification of these Participation Interests into shares, corporate reorganization or any other form of recapitalization or consolidation, merger and distribution of profits.

4.

(1) A Participant may transfer its Participation Interest to a corporation, which at the time of transfer, is its Affiliate provided that provision shall be made whereby the transferee shall reassign the Participation Interest to the transferor prior to ceasing to be an Affiliate.

(2) "Affiliate" shall mean any entity which controls, is controlled by, or is under common control with the subject entity; a natural person or entity which controls an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. The term "control" shall mean the power to direct or manage the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise.

5.

(1) In the event that a Participant desires to dispose of any part of its Participation Interest in the Company, such Participant (herein referred to as the "Transferor") shall first offer preemptively to sell such Participation Interest or part thereof to the other Participants (herein referred to as the "Future Transferees"), upon the terms and conditions and in the manner herein provided.

(2) The price of the Participation Interest or its part offered by a Participant shall be determined by an international reputable accounting firm agreed upon by the Participants provided that such firm will not be the accountant or auditor for any Participant at that time.

(3) The Transferor shall send notices in writing to the other Participants indicating its desire to sell its Participation Interest pursuant to this Article. These notices will constitute offers for the purpose of 12.5.(1) above.

(4) A Future Transferee shall be deemed to have rejected an offer unless it has accepted such offer in writing within a period of 60 days from the date of receipt of such offer.

(5) In the event that the Participation Interest so offered is not purchased by the other Participants within such period, the Transferor shall be entitled to dispose of the Participation Interest to third parties at the price determined under 12.5(2).

(6) If the Transferor desires to sell such Participation Interest at a price which is less than the price determined under 12.5(2) or terms more advantageous to the purchaser, the Transferor shall first offer to sell the Participation Interest to the other Participant(s) at such lower price and terms in accordance with the provisions (3), (4), (5). In the event that the Participation Interest offered is not purchased by the other Participants the Transferor shall be entitled to dispose of Participation Interest to third Parties at such lower price or terms more advantageous to the purchaser.

6.

(1) Compliance with Slovak law:

In the event that CME is prevented from holding the Participation Interest in the Company provided for in this Memorandum of Association and Articles of Association, by any law, regulation or policy of the Slovak Government limiting or restricting the maximum percentage of foreign ownership of certain Slovak companies CME may transfer as much of its Participation Interest as is necessary to comply with such limitations to a person(s) designated by CME who is (are) not prohibited from having such a Participation Interest. Markíza shall agree to such transfer of Participation Interest or its part and hereby waives any pre-emptive right it may have under the Commercial Code.

7.

(1) Upon:

(a) the mutual agreement of the Participants; or

(b) the revocation or lapsing without renewal of any necessary approvals, permissions or licenses (including the television license issued to Markiza-Slovakia, spol. s r. o.) such that the Company is unable to carry out its objects of business;

CME shall have the right to sell its Participation Interest to any third party, if permitted by law and regulations applicable, subject to all required and necessary approvals, to Markiza, or a subsequent assignee, at a price equivalent to the higher of CME's total investments to the Company increased cumulatively by 6% for each year of the Company's operation or the fair market value of CME's Participation Interest as determined by an accounting firm of international reputation.

8. Any transfer of a Participation Interest shall be subject to strict compliance with the applicable terms of Markiza's televisions license.

9. In the event that the other Participants waive the pre-emption right for the acquisition of the Participation Interest or the part thereof owned by the Participant who intends to transfer it to another person , it would not be required to comply with the procedures and conditions which must be otherwise followed pursuant to this Article 12 and such transfer of the Participation Interest to a person other than the Participant is permitted subject only to the consent by all the other Participants granted at the General Meeting. Furthermore, it is not required in such case to comply with the procedures and conditions applicable pursuant to Article 11 of the Articles of Association. If all other Participants approve the transfer of the Participation Interest to a third party, the provisions of the Memorandum of Association and Articles of Association which are not in compliance with this provision, shall not apply.

13. LIQUIDATION

1. Except for instances set forth by law when:

(a) a Participant is declared bankrupt; or

(b) a Participant's Participation Interest is the subject of an execution proceeding; or

(c) a Participant's Participation Interest is transferred or encumbered in violation of Article 12.1; or

(d) CME is unable to complete a sale of its Participation Interest under Article 12.5 or 12.7; or

(e) where the Participants resolve to wind-up the Company;

the Company shall be liquidated.

2. In the event of liquidation of the Company the remaining assets of the Company shall be distributed, after satisfying claims of other third parties in accordance with the relevant law, as follows:

(1) If CME has not received by way of distributed profits an amount equivalent to its total capital contributions increased cumulatively by 6% for each year of the Company's operation it shall receive such amount less the total of distributed profits received by CME.

(2) Thereafter, CME and Markiza shall receive 70% and 30% of the remaining assets respectively.

(3) In case that the profit sharing mechanism set forth in Article 4A of this Memorandum of Association and in section 10.1. of the Articles of Association is amended by the Participants in accordance with Article 4a of this Memorandum of Association and section 10.4. of the Articles, each Participant shall receive such share of the remaining Company's assets that is equal to its share in the Company's net profit designed for distribution among the Participants under the then valid profit sharing mechanism as specified in section 10 of the Articles of Association.

The Participants acknowledge that their entitlement to assets set out herein shall constitute the Participants respective share in the Company's liquidated surplus (referred to in Slovak as "podiel na likvidacnom zostatku").

14. RESERVE FUNDS

The Company has a reserve fund in the amount equal to 5 % of the Company's Registered Capital. The Company shall, from the first year of making a net after tax profit, transfer to the reserve fund not less than 5 percent of its net (after tax) income shown in the Company's annual financial statements each year, until the amount of the reserve fund is equal to 10% of the Company's Registered Capital. The Executives shall decide upon the use of the reserve double remove spare fund in accordance with section 67 of the Commercial Code..

15. REPRESENTATIONS OF MARKÍZA

Markiza hereby represents and warrants to CME as follows:

1. Markiza is a limited liability company duly organized, validly existing and in good standing under the laws of the Slovak Republic and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and proposed to be conducted.

2. Markiza has the power and authority to execute and deliver this Memorandum of Association and to perform its obligations under this Memorandum of Association. Such executions, delivery and performance have been duly authorized by all necessary corporate actions on its part. This Memorandum of Association has been duly executed and delivered by its duly authorized representatives, and constitutes valid and legally binding obligations enforceable against it in accordance with the terms hereof, except as the same may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally and except for the availability of equitable remedies.

3. The execution, delivery and performance of this Memorandum of Association will not:

(i) violate or conflict with any provision of Markiza's Articles;

(ii) violate in any material respect any law, statute, rule, regulation or order of any governmental authority; or

(iii)

(A) violate, conflict with or constitute a breach of or default in any material respect under (without any person);

(B) permit or result in the termination, suspension or material modification of;

(C) result in the acceleration of (or give any person the right to accelerate) the performance of Markiza under; or

(D) result in the creation or imposition of any material encumbrance or lien under,

any material contract, agreement, arrangement, commitment or plan to which Markiza is a party or by which Markiza or any of its assets is bound or affected, except such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations, as would not, individually or in aggregate, have a material adverse effect on Markiza's ability to perform its obligations under this Memorandum of Association.

4. There are no claims, actions, suits, proceedings or investigation pending or, to the best of Markiza's knowledge, threatened, in any court or before any governmental agency or authority, or before any arbitration, by or against or affecting or relating to Markíza or any of its Affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Memorandum of Association or declare unlawful the transactions or events contemplated by this Memorandum of Association or cause any of such transactions to be rescinded.

5. There are no judgments, injunctions, orders or other judicial or administrative mandates outstanding against or affecting Markiza or any of its Affiliates which would materially hinder or delay the consummation of the transactions contemplated by this Memorandum of Association.

16. REPRESENTATIONS OF CME

CME hereby represents and warrants to Markiza as follows:

1. CME is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2. CME has the power and authority to execute and deliver this Memorandum of Association and to perform its obligations hereunder. Such execution, delivery and performance have been duly authorized by all necessary corporate actions on its part. This Memorandum of Association has been duly executed and delivered by its duly authorized representatives, and constitutes its valid and legally binding obligations enforceable against it in accordance with the terms hereof, except as the same may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally.

3. The execution, delivery and performance of this Memorandum of Association will not:

(i) violate or conflict with any provision of CME' s deed of incorporation;

(ii) violate in any material respect any law, statute, rule, regulation or order of any governmental authority; or

(iii)

(A) violate, conflict with or constitute a breach of or default in any material respect under (without any person);

(B) permit or result in the termination, suspension or material modification;

(C) result in the acceleration of (or give any person the right to accelerate) the performance of CME under; or

(D) result in the creation or imposition of any material encumbrance or lien under,

any material contract, agreement, arrangement, commitment or plan to which CME is a party or by which CME or any of its assets is bound or affected, except such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on CME's ability to perform its obligations under this Memorandum of Association.

4. There are no claims, actions, suits, proceedings or investigations pending or, to the best of CME's knowledge, threatened, in any court or any governmental agency or authority, or before any arbitrator, by or against or affecting or relating to CME or any of its Affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Memorandum of Association or declare unlawful the transactions or events contemplated by this Memorandum of Association or cause any of such transaction to be rescinded.

5. There are no judgments, injections, orders or other judicial or administrative mandates outstanding against or affecting CME or any of its Affiliates which would materially hinder or delay the consummation of the transactions contemplated by this Memorandum of Association.

17 ADMINISTRATION OF CONTRIBUTIONS (VKLAD)

The Participants have jointly appointed as the administrator of their contributions MARKIZA-SLOVAKIA, spol. s r. o., through Mr. Pavol Rusko, residing at L'. Fullu 10, Bratislava.

18. NOTICES

All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by telecopy or courier service at such address and telecopy numbers as CME or Markiza or other Participants may designate by written notice to other Participants.

19. GOVERNING LAW

This Memorandum of Association shall be governed by and construed in accordance with the laws of the Slovak Republic.

20. PREVAILING LANGUAGE

This Memorandum of Association shall be in both Slovak and English. The Slovak version is prevailing in the event of dispute.

21. COMMON AND FINAL PROVISIONS

The Company has not granted any special privileges to any person involved in the foundation of the Company or in any action taken to ensure the licensing of the Company's business activities. This is an amended Memorandum of Association - the full version of the Memorandum of Association shall be executed in six counterparts, two for the Registration Court, one for the Council for Broadcasting and Retransmission, one for the Company archive and one for each Participant.

MARKIZA-SLOVAKIA, spol. s r. o.

By:

/s/ PhDr. Pavol Rusko

PhDr. Pavol Rusko

and

/s/ Mr. Jan Kovacik

Mr. Jan Kovacik

executives

CME Media Enterprises B. V.

By:

/s/ Jana Murínova

Jana Murínova,

under power of attorney